Amendment #9 to

ARROW FINANCIAL CORPORATION
SELECT EXECUTIVE RETIREMENT PLAN

As Amended and Restated Effective as of January 1, 2005
For Benefits Accrued or Vested After December 31, 2004

Amendment to Add New Schedule C SERP Benefit for Thomas Murphy

Pursuant to Section 5.01 of the Arrow Financial Corporation Select Executive Retirement Plan as amended and restated effective January 1, 2005 for benefits accrued or vested after December 31, 2004, which provides for amendment thereof, the Plan is hereby amended effective as of January 1, 2018 as follows:

1.	All instances in the Plan which reference Schedules A and B collectively shall be amended to collectively reference Schedules A, B and C.

2.	A new Schedule C Select Executive Retirement Plan (SERP) benefit for current President/CEO Thomas Murphy shall be added to the Plan as provided for in the following attachment.

The Employer consents to the foregoing amendment, and except as amended herein, the Plan is hereby ratified and confirmed.

ARROW FINANCIAL CORPORATION

By: /s/ Debra A. Meier
EMPLOYER

Date: January 31, 2018

SCHEDULE C
Arrow Financial Corporation
Select Executive Retirement Plan

A supplemental retirement benefit shall be provided to Thomas Murphy (“Participant”) under this Schedule C as follows:

1.	The benefit shall equal 40% of the Participant’s final average Compensation offset by the value of other Company provided benefits. For this purpose:

a.
Compensation shall have the same meaning as in the Arrow Financial Corporation Employees’ Pension Plan and Trust (hereinafter referred to as the “Pension Plan”) but without respect on any limits imposed by Internal Revenue Code Section 401(a)(17).

b.
The average of such Compensation shall be made over the 60 consecutive calendar months which produce the highest average during the last 120 consecutive calendar months of the Participant’s employment.

c.	The benefit shall be expressed in the form of a single life annuity payable at a normal retirement age of 65.

d.	Other Company provided benefits shall include:

i.
Social Security benefits payable at age 65, regardless of the actual timing of commencement for such benefits. If Social Security benefits commence prior to age 65, estimated benefits shall be projected to age 65 assuming the Participant continued employment there through.

ii.	The Account Balance Accrued Benefit payable in the form of a single life annuity at Normal Retirement (age 65) from the Pension Plan.

iii.	The age 65 single life annuity value of any benefits provided to the Participant under Schedule A of this Plan.

iv.
The age 65 single life annuity value of all other account balances attributable to Company contributions on behalf of the Participant to the Arrow Financial Corporation Employee Stock Ownership Plan and Trust, the Arrow Financial Corporation Profit Sharing/401(k) Plan, and any Schedule B benefits provided under this Plan.

v.
The actuarial assumptions used to convert a (lump sum) account balance to a single life annuity form of benefit in the Pension Plan shall be used for converting account balances to annuities under this Schedule.

vi.	For determining benefits prior to age 65:

1.
Any benefit for which the normal form is an annuity, the accrued benefit at the date of determination shall be the accrued benefit deferred to age 65 as calculated in each respective plan using the Participant’s actual Compensation and service through such date of determination.

2.	Any benefit for which the normal form is an account balance, the account balance as of the date of determination shall be converted to an actuarially equivalent life annuity deferred to age 65.

vii.	The actuarial assumptions used to convert the single life annuity form of benefit to another optional annuity form in the Pension Plan shall be used for similar purposes under this Schedule.

viii.
The benefit shall be payable upon actual retirement, except that actual payment shall commence 6 months after the Participant’s separation from service with the Company (or any employer within the control group) in compliance with Code Section 409A, with the first such payment equal to the value of 7 monthly payments with interest at the rate of 7.5%.

2.	If benefits commence prior to age 65 they shall be reduced for early commencement in the same manner as early retirement benefits in the Pension Plan.

3.
If benefits commence after age 65 as result of continued employment, final average Compensation, and other Company provided benefits shall be determined as of the Participant’s actual date of retirement.

4.
Benefits may be paid in any optional annuity form of payment available to the Participant under the Pension Plan and valued in accordance with the actuarial assumptions therein. Except as provided for below, a lump sum benefit option shall not be permitted. The Participant need not elect the same optional form of payment as elected for Pension Plan benefits.

5.	Death benefits shall be provided as follows:

a.
In the event of death prior to the commencement of benefits, the surviving spouse, if any, shall receive a survivor annuity payable effective as of the first day of the month following the date of death in an amount that is actuarially equivalent, determined using the actuarial assumptions in the Pension Plan, to the single life annuity amount the Participant would have been entitled to receive if benefits commenced as of such date. If the Participant’s spouse predeceases him, the preretirement death benefit shall be paid to his designated beneficiary, or to his estate if there is no designated beneficiary, in the form of an actuarially equivalent lump determined using the actuarial assumptions in the Pension Plan for such payments.

b.
In the event of death subsequent to the commencement of benefits, death benefits, if any, shall be paid in accordance with the terms of the elected form of payment and any applicable beneficiary designations.